                                                                      EXHIBIT 28

                    [LETTERHEAD OF CHITTENDEN CORPORATION]
--------------------------------------------------------------------------------
For Immediate Release


April 30, 2001
                                                                 #13/01

CHITTENDEN COMPLETES ACQUISITION OF MAINE BANK & TRUST
------------------------------------------------------

Burlington, VT -- Chittenden Corporation (NYSE:CHZ) announced today that it has completed its acquisition of Maine Bank & Trust, a $234 million commercial bank headquartered in Portland, Maine.

In announcing the acquisition, Paul A. Perrault, Chittenden's Chairman, President and Chief Executive Officer, said, "We are extremely pleased to welcome Maine Bank & Trust into the Chittenden group and to move into the southern Maine market. We feel that MB&T fits our model of locally controlled commercial banks, in strong regional markets, very well. This is a great opportunity for Chittenden. In addition, the combination will broaden the array of financial services that Maine Bank & Trust offers to its customers."

Samuel A. Ladd, III, President and Chief Executive Officer of Maine Bank & Trust, commented, "Joining Chittenden accelerates our ability to provide a wider range of services to our market. Chittenden understands community banking and the need to keep local bankers with authority in place. This transaction follows a relationship that the two firms have established over many years. In working together, we have found that our banking policies and philosophies are very similar. This is good news for Maine and for our customers and employees."

Mr. Perrault also stated, "This acquisition is an excellent example of Chittenden's strategic objectives in mergers and acquisitions. It provides us the opportunity to be a meaningful player in a substantial marketplace with a well-managed franchise that is poised for growth. The operating plan emphasizes local bankers delivering a comprehensive product line."

Maine Bank & Trust had total assets of $234 million, deposits of $202 million, and $28 million of stockholders' equity at March 31, 2001. The Company had $172 million in loans, of which $126 million were commercial loans. In addition, MB&T has approximately $704 million in assets under administration, of which $516 million is under full discretionary management. It presently operates fifteen banking offices in southern Maine.

Chittenden also announced that Owen W. Wells would join the Chittenden Corporation Board of Directors. Said Perrault, "We are pleased to have Owen join our Board and expect that he will be a strong member who will make significant contributions."

Chittenden is a bank holding company with total assets of $3.7 billion at March 31, 2001. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. Chittenden Bank also operates under the names First Savings of New Hampshire and Mortgage Service Center, and it owns The Pomerleau Agency, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector.